Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER RESULTS

Houston, TX — August 2, 2010 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income of $1,646,000 or $0.04 per diluted share, for the quarter ended June 30, 2010, as compared to net income of $10,098,000 or $0.26 per diluted share, in the second quarter of 2009.  The current quarter includes a $4,446,000 noncash goodwill impairment charge (or $0.07 after tax per diluted share) related to an underperforming operation that was purchased in 2008.  Excluding the noncash goodwill impairment charge, net income from continuing operations for the three months ended June 30, 2010 was $4,320,000 or $0.11 per diluted share as compared to $10,398,000 or $0.27 per diluted share for the second quarter of 2009.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “As expected, revenues and earnings in the second quarter trailed 2009 as a result of reduced activity levels in commercial construction.  As we indicated when we recently reported our acquisition of ColonialWebb Construction Company, our earnings per share were reduced as a result of a noncash impairment of goodwill during this quarter.  Apart from that impairment, earnings were reasonable in light of ongoing conditions and reflect good overall performance.”

The Company reported revenues from continuing operations of $249,588,000 in the current quarter, as compared to $300,349,000 in 2009.  The Company reported free cash flow of $1,017,000 in the current quarter, as compared to $21,321,000 in 2009.   Backlog as of June 30, 2010 was $506,547,000, compared to $524,673,000 as of March 31, 2010.  Backlog as of June 30, 2009 was $639,769,000.

Bill Murdy continued, “Backlog remains solid, although down somewhat as we experience our busy summer season.  If ColonialWebb Construction Company, which was acquired after the end of the quarter, were included, it would add approximately $100 million of backlog to the total.  We continue to expect substantial free cash flow for the remainder of 2010, and positive cash flow for the year as a whole.”

The Company reported net income for the six months ended June 30, 2010 of $3,573,000 or $0.09 per diluted share, as compared to net income of $17,040,000 or $0.44 per diluted share in the first six months of 2009.  Excluding the noncash goodwill impairment charge, net income from continuing operations for the six months ended June 30, 2010 was $5,485,000 or $0.14 per diluted share as compared to $17,520,000 or $0.45 per diluted share for the first six months of 2009.  The Company also reported revenues of $486,063,000 from continuing operations for the first six months of 2010, as compared to $580,623,000 for the same period in 2009.  Free cash flow for the six months ended June 30, 2010 was negative $11,563,000 as compared to positive free cash flow of $15,691,000 in the first six months of 2009.

Bill Murdy concluded, “Conditions remain challenging, but we continue to feel optimistic about the future.  ColonialWebb is expected to contribute annualized revenues of approximately $180 million to $190 million at profitability levels that are expected to be roughly equivalent to those generally earned by Comfort Systems USA operations.  Because of the amortization of intangibles and other costs associated with the transaction, the acquisition is not expected to be materially accretive to earnings per share during the first 12 to 18 months after the acquisition.  With the acquisition last week of one of the truly premier companies in our industry, and in light of our continued execution in the face of adversity, we remain confident that Comfort Systems USA will be an even stronger factor in our industry as conditions improve.”

As previously announced, the Company will host a conference call to discuss its financial results and position in more depth on Tuesday, August 3, 2010 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4218 and enter 15208700 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PY4VJDERQ.  Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.   The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investors tab.  A replay of the entire call will be available until 6:00 p.m. Central Time, Tuesday, August 10, 2010 by calling 1-888-286-8010 with the conference passcode of 79634038, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 84 locations in 74 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of future events Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the use of incorrect estimates for bidding a fixed-price contract, undertaking contractual commitments that exceed our labor resources, failing to perform contractual obligations efficiently enough to maintain profitability, national or regional weakness in construction activity and economic conditions, financial difficulties affecting projects, vendors, customers, or subcontractors, our backlog failing to translate into actual revenue or profits, difficulty in obtaining or increased costs associated with bonding and insurance, impairment to goodwill, errors in our percentage-of-completion method of accounting, the result of competition in our markets, our decentralized management structure, shortages of labor and specialty building materials, retention of key management, seasonal fluctuations in the demand for HVAC systems, the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance, adverse litigation results and other risks detailed in our reports filed with the Securities and Exchange Commission. A further list and description of these risks, uncertainties and other factors are discussed under “Item 1A. Company Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  These forward-looking statements speak only as of the date of this filing. Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, developments, conditions or circumstances on which any such statement is based.

—Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010	%	2009	%	2010	%	2009	%
Revenues	$249,588	100.0%	$300,349	100.0%	$486,063	100.0%	$580,623	100.0%
Cost of services	207,623	83.2%	242,028	80.6%	404,590	83.2%	467,149	80.5%
Gross profit	41,965	16.8%	58,321	19.4%	81,473	16.8%	113,474	19.5%

SG&A	35,611	14.3%	41,276	13.7%	73,020	15.0%	84,462	14.5%
Goodwill impairment	4,446	1.8%	—	—	4,446	0.9%	—	—
(Gain) loss on sale of assets	(468)	(0.2)%	5	—	(473)	(0.1)%	3	—
Operating income	2,376	1.0%	17,040	5.7%	4,480	0.9%	29,009	5.0%

Interest expense, net	(209)	(0.1)%	(160)	(0.1)%	(430)	(0.1)%	(270)	—
Other income (expense)	(6)	—	9	—	6	—	2	—
Income before income taxes	2,161	0.9%	16,889	5.6%	4,056	0.8%	28,741	5.0%
Income tax expense	515		6,491		1,245		11,221
Income from continuing operations	1,646	0.7%	10,398	3.5%	2,811	0.6%	17,520	3.0%

Discontinued operations:
Operating loss, net of income tax benefit of $—, $60, $—, and $133	—		(207)		—		(387)
Estimated gain (loss) on disposition, including income tax benefit of $—, $—, $29 and $—	—		(93)		762		(93)
Net income	$1,646		$10,098		$3,573		$17,040

Income per share:
Basic-
Income from continuing operations	$0.04		$0.27		$0.08		$0.46
Discontinued operations -
Loss from operations	—		(0.01)		—		(0.01)
Estimated gain (loss) on disposition	—		—		0.02		—
Net income	$0.04		$0.26		$0.10		$0.45

Diluted -
Income from continuing operations	$0.04		$0.27		$0.07		$0.45
Discontinued operations -
Loss from operations	—		(0.01)		—		(0.01)
Estimated gain (loss) on disposition	—		—		0.02		—
Net income	$0.04		$0.26		$0.09		$0.44

Shares used in computing income per share:
Basic	37,598		38,136		37,566		38,207
Diluted	37,848		38,533		37,834		38,610

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) (Unaudited):

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010	%	2009	%	2010	%	2009	%
Net income	$1,646		$10,098		$3,573		$17,040
Discontinued operations	—		300		(762)		480
Income taxes	515		6,491		1,245		11,221
Other expense (income)	6		(9)		(6)		(2)
Interest expense, net	209		160		430		270
(Gain) loss on sale of assets	(468)		5		(473)		3
Goodwill impairment	4,446		—		4,446		—
Depreciation and amortization	3,444		3,307		7,080		6,552
Adjusted EBITDA	$9,798	3.9%	$20,352	6.8%	$15,533	3.2%	$35,564	6.1%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, excluding discontinued operations, income taxes, other expense (income), interest expense, net, (gain) loss on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)

Cash and cash equivalents	$107,602	$127,850
Accounts receivable, net	208,183	203,353
Costs and estimated earnings in excess of billings	22,098	20,432
Other current assets	55,026	61,520
Total current assets	392,909	413,155
Property and equipment, net	31,897	34,671
Goodwill	98,759	100,194
Identifiable intangible assets, net	18,412	19,380
Other noncurrent assets	6,510	7,548
Total assets	$548,487	$574,948

Current maturities of long-term debt	$—	$250
Current maturities of notes to former owners	2,316	917
Accounts payable	78,038	83,848
Billings in excess of costs and estimated earnings	60,033	66,343
Other current liabilities	89,049	97,672
Total current liabilities	229,436	249,030
Long-term debt, net of current maturities	—	—
Notes to former owners, net of current maturities	4,375	6,441
Other long-term liabilities	10,149	13,493
Total liabilities	243,960	268,964
Total stockholders’ equity	304,527	305,984
Total liabilities and stockholders’ equity	$548,487	$574,948

Selected Cash Flow Data (in thousands) (unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash provided by (used in):
Operating activities	$762	$23,884	$(10,699)	$19,951
Investing activities	$1,302	$(5,368)	$(1,252)	$(5,803)
Financing activities	$(4,232)	$(6,250)	$(8,297)	$(10,748)

Free cash flow:
Cash from operating activities	$762	$23,884	$(10,699)	$19,951
Purchases of property and equipment	(860)	(2,662)	(2,082)	(4,434)
Proceeds from sales of property and equipment	1,115	99	1,218	174

Free cash flow	$1,017	$21,321	$(11,563)	$15,691

Note 1:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.